Exhibit 99.1

REALTY INCOME PROVIDES BUSINESS UPDATE AND
ANNOUNCES THIRD QUARTER 2020 EARNINGS RELEASE DATE

SAN DIEGO, CALIFORNIA, October 2, 2020….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today provided a business update regarding its contractual rent collection.

	For the Quarter Ended June 30, 2020	For the Month Ended July 31, 2020	For the Month Ended August 31, 2020	For the Month Ended September 30, 2020

Contractual rent collected(1) across total portfolio	88.3%	92.5%	93.6%	93.8%
Contractual rent collected(1) from top 20 tenants(2)	82.9%	90.9%	91.7%	91.9%
Contractual rent collected(1) from investment grade tenants(3)	99.4%	100.0%	99.9%	100.0%
(1) Collection rates are calculated as the aggregate cash rent collected divided by the contractual cash rent charged for the applicable period. Cash rent collected is defined as amounts received including amounts in transit, where the tenant has confirmed payment is in process. Rent collection percentages are calculated based on a denominator that reflects pre-COVID-19 contractual base rents (excluding percentage rents and tenant reimbursements). Charged amounts have not been adjusted for any rent relief granted and include contractual base rents from any tenants in bankruptcy.
(2) We define top 20 tenants as our 20 largest tenants based on percentage of total portfolio annualized contractual rental revenue as of the last day of such period.
(3) We define investment grade tenants as tenants with a credit rating, and tenants that are subsidiaries or affiliates of companies with a credit rating, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

The company has either executed deferral agreements or maintains ongoing deferral discussions with tenants that account for a majority of the unpaid contractual rent for each of the periods referenced above. Additional detail on rent collections, including information regarding industry-specific collection, can be found in Realty Income’s institutional investor presentation available at www.realtyincome.com/investors/investor-presentation. The foregoing information does not purport to reflect our results of operations or financial condition for the quarter ended September 30, 2020.

The company will release its operating results for the quarter ended September 30, 2020 after the market closes on November 2, 2020. The company will host its conference call on November 3, 2020 at 11:30 a.m. PT to discuss the operating results.

To access the conference call, dial (877) 701-6180 (United States) or (647) 689-4069 (International). When prompted, provide the conference ID 3665185.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the conference ID 3665185. The telephone replay will be available through November 17, 2020.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,500 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 603 consecutive common stock monthly dividends throughout its 51-year operating history and increased the dividend 108 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets and Finance
(858) 284-5177